Exhibit T3A.5
CERTIFICATE OF INCORPORATION
OF
CAPITA COLOMBIA HOLDINGS CORP.
ARTICLE I
          The name of the Corporation is Capita Colombia Holdings Corp. (hereinafter, the “Company”).
ARTICLE II
     The address of the Registered office of the Company in the State of Delaware is 1013 Centre Road, New Castle County, Wilmington, Delaware 19805. The name of the Company’s registered agent at such address is The Prentice-Hall Corporation System, Inc.
ARTICLE III
     The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
     The total number of shares of stock that the Company shall have the authority to issue is one hundred (100) shares, $1.00 par value per share.
ARTICLE V
     The name and mailing address of the Incorporator is Madelyn C. Law, 44 Whippany Road, Morristown, New Jersey
07962-1983.

ARTICLE VI
     The Board of Directors shall have the power to adopt, amend and repeal the By-Laws of the Corporation from time to time. The election of directors of the Corporation need not be by written ballot.
ARTICLE VII
     A director of the Corporation shall not have any personal liability to the Corporation or its stockholder(s) for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit any liability of a director of the Corporation (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholder(s), (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derives any improper personal benefit, or (iv) under Section 174 of the Delaware General Corporation Law. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any amendment, modification or repeal of this Article VII by the stockholder(s) of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE VIII
     The Corporation shall indemnify any person against any liability arising by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the express request of the Corporation as a director, officer, employee or agent of another enterprise, to the fullest extent allowed under the Delaware General Corporation Law.
ARTICLE IX
     The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, to the extent authorized by the laws of the State of Delaware at the time in force.
     I, THE UNDERSIGNED, being the sole Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my voluntary act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 16th day of December, 1996.

/s/ Madelyn C. Law
Madelyn C. Law
Incorporator